UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

Filed by the Registrant  ☑

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Arris Group, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS To Be Held May 24, 2007
VOTING
PROPOSAL 1 ELECTION OF DIRECTORS
NOMINEES TO SERVE FOR A ONE-YEAR TERM EXPIRING IN 2008
PROPOSAL 2 APPROVAL OF THE 2007 STOCK INCENTIVE PLAN
PROPOSAL 3
SECURITY OWNERSHIP OF MANAGEMENT
SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
EQUITY COMPENSATION PLAN INFORMATION
BOARD AND COMMITTEE MATTERS
REPORT OF THE AUDIT COMMITTEE
COMPENSATION DISCLOSURE AND ANALYSIS
COMPENSATION COMMITTEE REPORT
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
STOCKHOLDER PROPOSALS
CONCLUSION

ARRIS GROUP, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 24, 2007

To the Stockholders of ARRIS Group, Inc.:

The Annual Meeting of Stockholders of ARRIS Group, Inc. will be held at the Company’s corporate headquarters, located at 3871 Lakefield Drive, Suwanee, Georgia, on Thursday, May 24, 2007 at 10:00 a.m. local time, for the purposes of:

(a)	electing seven directors,

(b)	approving the 2007 Stock Incentive Plan,

(c)	approving the retention of Ernst & Young LLP as the independent registered public accounting firm for ARRIS Group, Inc. for 2007, and

(d)	transacting such other business as may be brought before the meeting or any adjournment(s) thereof.

It is important that your shares be represented at the meeting. Whether or not you plan to attend in person, you are requested to vote, sign, date, and promptly return the enclosed proxy in the envelope provided.

The Board of Directors has fixed the close of business on March 30, 2007, as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting or any adjournment(s) thereof. A complete list of the stockholders entitled to vote at the meeting will be open for examination at the Company’s corporate headquarters by any stockholder for any purpose germane to the meeting during ordinary business hours for ten days prior to the meeting and at the meeting.

A copy of ARRIS Group, Inc.’s Annual Report to Stockholders for the fiscal year ended December 31, 2006, is enclosed. Additional copies of this report may be obtained without charge by writing the Secretary of ARRIS Group, Inc., 3871 Lakefield Drive, Suwanee, Georgia 30024.

BY ORDER OF THE BOARD OF DIRECTORS

Lawrence A. Margolis,
Secretary

Suwanee, Georgia
April 9, 2007

PROXY STATEMENT
FOR
ANNUAL MEETING OF STOCKHOLDERS
OF ARRIS GROUP, INC.

To Be Held May 24, 2007

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of ARRIS Group, Inc., a Delaware corporation. The Company’s corporate headquarters is located at 3871 Lakefield Drive, Suwanee, Georgia 30024 (telephone 678-473-2000). This proxy statement and form of proxy are first being mailed to stockholders on or about April 16, 2007. Proxies solicited by the Board of Directors of the Company are to be voted at the Annual Meeting of Stockholders of the Company to be held on May 24, 2007 at 10:00 a.m. local time at the Company’s corporate headquarters, 3871 Lakefield Drive, Suwanee, Georgia and any adjournment(s) thereof.

This solicitation is being made by mail, although directors, officers and regular employees of the Company may solicit proxies from stockholders personally or by telephone or letter. The costs of this solicitation will be borne by the Company. The Company may request brokerage houses, nominees or fiduciaries and other custodians to forward proxy materials to their customers and will reimburse them for their reasonable expenses in so doing. In addition, the Company has retained Morrow & Co., Inc. to assist in the solicitation for a fee of $6,000 plus expenses.

VOTING

Shares of Common Stock of the Company represented by proxies in the accompanying form, which are properly executed and returned to the Company (and which are not effectively revoked), will be voted at the meeting in accordance with the stockholders’ instructions contained therein. In the absence of contrary instructions, except as discussed below, shares represented by such proxies will be voted IN FAVOR OF Proposal 1 to elect as directors the nominees listed herein, IN FAVOR OF Proposal 2 to approve the Company’s 2007 Stock Incentive Plan, IN FAVOR OF Proposal 3 to approve the retention of Ernst & Young LLP as the independent registered public accounting firm for the Company for 2007, and in the discretion of the appointed proxies upon such other business as may properly be brought before the meeting.

Each stockholder has the power to revoke his or her proxy at any time before it is voted by (1) delivering to the Company, prior to or at the meeting, written notice of revocation or a later dated proxy, or (2) attending the meeting and voting his or her shares in person.

The Board of Directors has fixed the close of business on March 30, 2007, as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting or any adjournment(s) thereof. As of that date, 108,611,305 shares of Common Stock were outstanding. Each holder of Common Stock is entitled to one vote per share.

A quorum, which is a majority of the outstanding shares of Common Stock as of the record date, must be present in order to hold the meeting. Your shares will be counted as being present at the meeting if you appear in person at the meeting or if you submit a properly executed proxy.

A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have the discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Broker “non-votes” are not deemed to be entitled to vote for purposes of determining whether stockholder approval of that matter has been obtained. As a result, broker “non-votes” are not included in the tabulation of the voting results on the election of directors or issues requiring the approval of a majority of the shares of Common Stock present or represented by proxy and entitled to vote. Proxies which contain a broker non-vote are counted towards a quorum and voted on the matters indicated.

If a quorum is present, the votes required to approve the various matters presented to stockholders at the meeting shall be as follows:

•	Approval of Proposal 1 (Election of Directors) — The nominees receiving the most votes — i.e., a plurality — will be elected. Abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote.

•	Approval of Proposal 2 (the 2007 Stock Incentive Plan) — Approval of the 2007 Incentive Plan requires the affirmative vote of holders of a majority of the shares present or represented by proxy and entitled to vote at the meeting. Abstentions will have the same effect as a negative vote. Broker non-votes will have no effect on the outcome of this proposal.

•	Approval of Proposal 3 (Retention of Ernst & Young LLP as the Independent Registered Public Accounting Firm) — Approval of the retention of Ernst & Young LLP as the independent registered public accounting firm for the Company for 2007 requires the affirmative vote of holders of a majority of the shares present or represented by proxy and entitled to vote at the meeting. Abstentions will have no effect on the outcome of this proposal. Broker non-votes will have no effect on the outcome of this proposal.

PROPOSAL 1
ELECTION OF DIRECTORS

In the absence of contrary instructions, the proxies received will be voted for the election as directors of the nominees listed below, all of whom presently serve on the Board of Directors, to hold office until the next annual meeting of stockholders or until their successors are elected and qualified. Although the Board of Directors does not contemplate that any nominee will decline or be unable to serve as director, in either such event the proxies will be voted for another person selected by the Board of Directors, unless the Board acts to reduce the size of the Board of Directors in accordance with the provisions of ARRIS’ by-laws. The current number of Directors has been set by the Board at seven. Upon his re-election at this year’s Annual Meeting, Mr. Stanzione is expected to serve as Chairman of the Board.

NOMINEES TO SERVE FOR A ONE-YEAR TERM EXPIRING IN 2008

Name:	Alex B. Best
Age:	66
Director since:	2003
ARRIS Board Committee:	Compensation Committee, Nominating and Corporate Governance Committee and Technology Committee (Chair)
Principal occupation and recent business experience:	Prior to his retirement in 2000, Mr. Best was the Executive Vice President of Cox Communications, Inc. From 1986 through 1999, he served as the Vice President of Engineering of Cox. Since 2000, Mr. Best has continued to consult for Cox on a part-time basis. From 1966 through 1986, Mr. Best worked for Scientific-Atlanta and was involved in nearly every aspect of its cable television product development and business applications. Mr. Best served as Chairman of the National Cable Television Association’s Engineering Advisory Committee from 1995 until 2000.
Other directorships:	Concurrent Computer Corporation

Name:	Harry L. Bosco
Age:	61
Director since:	2002
ARRIS Board Committee:	Audit Committee and Nominating and Corporate Governance Committee (Chair)
Principal occupation and recent business experience:	Since 2000, Mr. Bosco has served as the Chief Executive Officer and President of OpNext, Inc. From 1965 to 2000, Mr. Bosco held numerous senior management positions within Lucent Technologies, formerly Bell Labs.
Other directorships:	OpNext, Inc.

Name:	John Anderson Craig
Age:	64
Director since:	1998
ARRIS Board Committee:	Audit Committee and Compensation Committee
Principal occupation and recent business experience:	Mr. Craig is a business consultant. From 1999 through 2000, Mr. Craig was Chief Marketing Officer of Nortel Networks, Inc. From 1981 to 1999, he held various senior management positions within Northern Telecom Inc., now known as Nortel Networks Inc.
Other directorships:	Bell Canada International and CAE, Inc.

Name:	Matthew B. Kearney
Age:	67
Director since:	2003
ARRIS Board Committee:	Audit Committee
Principal occupation and recent business experience:	Prior to his retirement in 1997, Mr. Kearney was the Chief Financial Officer of Griffin Gaming & Entertainment, Inc. (formerly Resorts International, Inc.). Mr. Kearney also served as President of Griffin Gaming & Entertainment, Inc. from 1993 through 1995. Prior to joining Resorts International, Inc., Mr. Kearney worked in public accounting for Price Waterhouse & Co. Mr. Kearney is a CPA (inactive) in New York and Florida.

Name:	William H. Lambert
Age:	70
Director since:	1997
ARRIS Board Committee:	Compensation Committee (Chair) and Nominating and Corporate Governance Committee
Principal occupation and recent business experience:	Mr. Lambert is retired. From 1988 to 1997, Mr. Lambert served as the Chairman, President and Chief Executive Officer of TSX Corporation, which was acquired by ARRIS in 1997. Mr. Lambert has been a private investor since 1998.

Name:	John R. Petty
Age:	76
Director since:	1993
ARRIS Board Committee:	Audit Committee (Chair) and Nominating and Corporate Governance Committee. Mr. Petty is also the lead independent director.
Principal occupation and recent business experience:	Mr. Petty is the Chairman and CEO of TECSEC Incorporated, a data security company. Mr. Petty also has served as the Chairman of Federal National Payables, Inc., Federal National Commercial, Inc., and Federal National Services, Inc., since 1992. Mr. Petty has been a private investor since 1988.

Name:	Robert J. Stanzione
Age:	59
Director since:	1998
ARRIS Board Committee:	Technology Committee
Principal occupation and recent business experience:	Mr. Stanzione has been Chief Executive Officer of the Company since 2000. From 1998 through 1999, Mr. Stanzione was President and Chief Operating Officer of the Company. Mr. Stanzione has been Chairman of the Board of Directors since 2003. From 1995 to 1997, he was President and Chief Executive Officer of Arris Interactive L.L.C. From 1969 to 1995, he held various positions with AT&T Corporation.
Other directorships:	National Cable & Telecommunications Association (NCTA) and Symmetricom, Inc.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THESE NOMINEES.

PROPOSAL 2
APPROVAL OF THE 2007 STOCK INCENTIVE PLAN

The Board of Directors has approved the 2007 Stock Incentive Plan (the “Plan”), subject to approval by the stockholders, pursuant to which the Company can compensate its employees using shares of Common Stock (the “Shares”). The following is a summary of the major provisions of the Plan, including a general discussion of the federal income tax aspects of the Plan to the Company and the recipients of awards. For a complete description, please read the Plan in its entirety, a copy of which is attached to this Proxy Statement as Appendix A.

Key features of the Plan include:

•	Independent Plan Administration — the Compensation Committee of the Board of Directors administers the Plan;

•	Plan Limits — 5,000,000 shares are authorized for issuance under the Plan, with no more than 2,000,000 of those shares being eligible for use in so-called “full value awards” such as restricted stock;

•	Minimum Vesting and Performance Periods — awards generally are required to have a minimum three-year vesting period or term;

•	Forms of Awards — awards may be stock options, stock grants, stock units, restricted stock, stock appreciation rights, performance shares and units, and dividend equivalent rights;

•	No Re-pricing — awards may not be repriced without shareholder approval;

•	No In-the-Money Grants — awards may not be granted with exercise prices below market value;

•	No Liberal Share Counting — shares tendered in payment of an exercise price, shares withheld for taxes, and certain other shares will not be eligible again for awards; and

•	Stockholder Approval of Amendments — all material amendments to the Plan are required to be approved by stockholders.

Recommendation.  The Plan is substantially the same, except for the number of Shares and various limitations that have been added to protect stockholders, as the Company’s current stock incentive plans, which have only 2.0 million Shares available for future awards as of March 31, 2007. In the technology industry, stock-based compensation remains critical to the recruiting and retention of key personnel, and the Company needs the shares available under the Plan in order to fulfill this need. On March 9, 2007, annual equity awards were made. Approximately 1.2 million stock options and 0.5 million restricted stock units were granted. The restricted stock units granted included approximately 0.2 million performance-related Shares. As of March 31, 2007, approximately 9.8 million unvested or unexercised Shares were outstanding, and approximately 2.0 million Shares were available for future grant as options, of which 0.6 million were available as full valued shares. The Board of Directors recommends that you approve the Plan.

Purpose.  The purpose of the Plan is to facilitate the hiring, retention and continued motivation of key employees, consultants and directors and to align more closely their interests with those of the Company and its stockholders.

Administration and amendment.  The Plan is administered by the Compensation Committee of the Board of Directors or such other Board Compensation Committee consisting solely of independent directors as the Board may designate, or by the Board itself (for purposes of this proposal, the “Compensation Committee”). The Compensation Committee may, from time to time, suspend, terminate, revise or amend the Plan or terms of any grant except that, without the approval of stockholders, no such revision or amendment may change the number of Shares covered by or specified in the Plan, change the restrictions described below, or expand those eligible for grants under the Plan.

Participation.  All key employees, directors, or active consultants of the Company and its subsidiaries are eligible to receive a grant under the Plan. The determination of the persons within these categories, which encompass all officers, including those named in the Summary Compensation Table, to receive grants and the terms and the form and level of grants will be made by the Compensation Committee.

Awards.  Awards under the Plan may be in the form of incentive stock options, non-qualified stock options, stock grants, stock units, restricted stock, stock appreciation rights, performance shares and units, and dividend equivalent rights.

Limitations.  The exercise price of any option or stock appreciation right cannot be less than the fair market value of the corresponding number of Shares as of the grant date, provided that the options or stock appreciation rights replacing options or rights not granted by the Company or its predecessors — e.g., as part of an acquisition — may have exercise prices that, in the judgment of the Compensation Committee, result in options or rights comparable in value to those being replaced. No more than 2,000,000 of the Shares may be awarded in a form other than options or stock appreciation rights. No person may be granted, in any period of two consecutive calendar years, awards under the Plan covering more than 1,500,000 Shares. The maximum amount to be paid to any one person pursuant to performance units, in any calendar year, shall not exceed $2,000,000. No option may be repriced by amendment, substitution or cancellation and regrant, unless authorized by the stockholders. Adjustments as a result of stock splits and other events that adjust the number of Shares covered by the Plan, as explained below, will not be considered repricing. Options and stock appreciation rights shall vest over a minimum of three years (and shall vest no more quickly than ratably), and other awards shall have a minimum vesting or holding period of three years, provided, that (i) awards that are issued in connection with mergers and acquisitions may have vesting and holding periods that are the same as any awards that they are replacing or otherwise as deemed appropriate by the Compensation Committee and (ii) vesting or holding periods may be reduced as a result of death, disability, retirement, merger or sale, termination of employment or other extraordinary event. In the absence of an extraordinary event, the vesting and holding restrictions applicable to an award shall not be reduced or otherwise waived.

Number of Shares.  A total of 5,000,000 Shares may be issued pursuant to the Plan. This number will be adjusted for stock splits, spin-offs, extraordinary cash dividends and similar events. The Shares may be newly issued Shares or Shares acquired by the Company. If all or any portion of the Shares otherwise subject to any grant under the Plan are not delivered for any reason including, but not limited to, the cancellation, expiration or termination of any option right or unit, the settlement of any award in cash, the forfeiture of any restricted stock, or the repurchase of any Shares by the Company from a participant for the cost of the participant’s investment in the Shares, such number of Shares shall be available again for issuance under the Plan. However, Shares tendered to pay the option exercise price, Shares withheld for the payment of withholding taxes and Shares and other awards repurchased by the Company from a person using proceeds from the exercise of awards by that person shall not return to the share reserve, and the determination of the number of Shares used in connection with stock-settled stock appreciation rights shall be based upon the number of Shares with respect to which the rights were based, and not just the number of Shares delivered upon settlement.

Forms of Awards.  Under the Plan, awards may be in the form of stock options (including incentive stock options), stock grants, stock units, restricted stock, stock appreciation rights, performance shares and unit and dividend equivalent rights. The most likely forms of awards are stock options, restricted stock and performance shares.

Stock options will entitle the recipient to purchase a specified number of Shares upon payment of an exercise price. The exercise price cannot be less than the fair market value of one share on the date of grant. Typically, the Compensation Committee issues stock options that expire seven years after their date of grant and that vest ratably over a four-year period. If the recipient ceases to be an employee of the Company, unvested options are forfeited, subject to certain possible exceptions, such as death, disability, retirement or a change in control of the Company, and vested options typically have a limited period during which the recipient can exercise them.

Restricted stock is stock issued subject solely to the recipient’s remaining an employee of the Company. Typically the Compensation Committee issues restricted stock only to recipients who are not senior executives. If the recipient ceases to be an employee of the Company prior to the assigned vesting period, restricted stock is forfeited, subject to certain possible exceptions, such as death, disability, retirement or a change in control of the Company.

Performance shares are shares issued subject to conditions or contingencies. Until the conditions or contingencies are satisfied or lapsed, the performance shares are subject to forfeiture. Typically the Compensation Committee issues performance shares to senior executives that can be earned by the recipient only upon achievement of certain performance criteria. A recipient of performance shares has the right to vote the shares unless the Compensation Committee determines otherwise. If the recipient ceases to be an employee of the Company prior to the satisfaction of the contingency, performance shares are forfeited, subject to certain possible exceptions, such as death, disability, retirement or a change in control of the Company.

Performance Criteria.  Section 162(m) of the Internal Revenue Code limits the amount of deduction that a company may take on its U.S. federal tax return for compensation paid to any “covered employees” (generally, the individuals named below in the Summary Compensation Table). The limit is $1 million per covered employee per year, with certain exceptions. The deductibility limitation does not apply to “performance-based compensation,” if approved by the stockholders. The Company believes that certain awards under the Plan will quality as performance-based compensation, if stockholders approve the Plan and it otherwise is administered in compliance with Section 162(m). In order for some awards to be performance based, such as restricted stock, they must be subject to performance criteria. The Plan provides for several different types of performance criteria: revenue, earnings before interest, taxes, depreciation and amortization (EBITDA); cash earnings (earnings before amortization of intangibles); operating income; pre- or after-tax income; earnings per share, net cash flow; net cash flow per share; net earnings; return on equity; return on total capital; return on sales, return on net assets employed, return on assets; economic value added (or an equivalent metric); share price performance; total shareholder return; improvement in or attainment of expense levels; and improvement in or attainment of working capital levels. Performance criteria may be related to a specific customer or group of customers or geographic region. Performance criteria may be measured solely on a corporate, subsidiary or division basis, or a combination thereof. Performance criteria may reflect absolute entity performance or a relative comparison of entity performance to the performance of a peer group of entities or other external measure of the selected performance criteria. Profit, earnings and revenues used for any performance goal measurement may exclude any extraordinary or nonrecurring items. In approving the Plan, stockholders will be approving these performance criteria, which are contained in the Plan.

Taxes.  Generally, under present federal tax laws, a grant of a stock option or a stock unit, a share of restricted stock or a performance share subject to the required risk of forfeiture under the Plan should create no tax consequences for a participant at the time of grant. Generally, the Company will be entitled to tax deductions at the time and to the extent that participants recognize ordinary income. As discussed above in some cases (generally other than options with exercise prices no lower than fair market value of the Shares on the date of grant and performance shares), the Company will not be entitled to this deduction to the extent the amount of such income, together with other compensation received by that person from the Company, exceeds $1,000,000 in any one year.

Upon exercise of an option, which is not an incentive stock option (“ISO”) within the meaning of Section 422 of the Internal Revenue Code, a participant will be taxed on the excess of the fair market value of the Shares on the date of exercise over the exercise price. A participant generally will have no taxable income upon exercising an ISO. If the participant does not dispose of Shares acquired pursuant to the exercise of an ISO within two years of the grant or one year of the exercise, any gain or loss realized on their subsequent disposition will be capital gain or loss, and the Company will not be entitled to a tax deduction. If such holding period requirements are not satisfied, the participant will generally realize ordinary income at the time of disposition in an amount equal to the excess of the fair market value of the Shares on the date of exercise (or, if less, the amount realized upon disposition) over the option price and the Company will be entitled to a tax deduction. Any remaining gain is taxed as long or short-term capital gain. The value of a stock unit at the time it converts to stock and the value of restricted stock or performance share at the time the restriction lapses or the conditions are fulfilled are taxed as ordinary income to the participant.

Accounting.  Under Financial Accounting Standards Board Statement No. 123R, Accounting for Stock-Based Compensation, the Company will incur an expense equal to the fair value of the award, which expense would be recognized over the vesting period or term of the award. For more detailed discussion regarding the Company’s accounting for awards, see Note 15 to the Company’s Consolidated Financial Statements.

Relationship to Current Incentive Plans.  The Plan will not have any impact upon awards outstanding under previous Company Stock Incentive Plans and awards will continue to be governed by the express terms and conditions of such plans and the agreements evidencing such awards.

New Plan Benefits.  To date, there have been no grants under the Plan. Any future awards under the Plan will be made at the discretion of the Compensation Committee as described above. Consequently, the Company cannot determine, with respect to any particular person or group, the number or value of the awards that will be granted in the future pursuant to the Plan.

The last reported sales price of the Common Stock on March 30, 2007 was $14.08 per Share.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 2.

PROPOSAL 3
APPROVAL OF THE APPOINTMENT OF ERNST & YOUNG LLP
AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed the firm of Ernst & Young LLP to serve as the independent registered public accounting firm of ARRIS Group, Inc. for the fiscal year ending December 31, 2007, subject to stockholder approval. This firm has audited the accounts of the Company since 1993. If stockholders do not approve this appointment, the Committee will consider other independent registered public accounting firms. One or more members of Ernst & Young LLP are expected to be present at the Annual Meeting, will be able to make a statement if they so desire, and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL
OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth, as of March 31, 2007, certain information with respect to the Common Stock of the Company that may be deemed beneficially owned by each director or nominee for director of the Company, the officers named in the Summary Compensation Table and by all directors, officers and nominees as a group.

	Shares	Shares That	Total Shares —
	Beneficially	May Be Acquired	Percentage of
Beneficial Owner(1)	Owned(2)	Within 60 Days	Class if >1%(3)

Alex B. Best	23,450	—	*
Harry L. Bosco	23,750	—	*
John Anderson Craig	43,450	10,000	*
Matthew B. Kearney	23,450	—	*
William H. Lambert	41,700	10,000	*
John R. Petty	43,050	17,500	*
Robert J. Stanzione	111,832	1,498,907	1.5%
Lawrence A. Margolis	78,860	502,711	*
James D. Lakin	62,902	202,714	*
David B. Potts	48,891	217,051	*
Ronald M. Coppock	13,630	88,828	*
All directors, nominees and executive officers as a group including the above named persons	571,816	3,047,393	3.3%

*	Percentage of shares beneficially owned does not exceed one percent of the class.

(1)	Unless otherwise indicated, each person has sole investment power and sole voting power with respect to the securities beneficially owned by such person.

(2)	Includes 152,600 stock units awarded to directors that convert on a one-for-one basis into shares of Common Stock at a time predetermined at the time of issuance.

(3)	The shares underlying all currently exercisable options and options that may be exercised within 60 days are deemed to be beneficially owned by the person or persons for whom the calculation is being made and are deemed to have been exercised for the purpose of calculating this percentage.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS

The following table sets forth information as of March 31, 2007, with respect to each person who is known by the management of the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock. Unless otherwise indicated, the beneficial owner has sole voting and investment power and the information below is based upon SEC filings by the person.

	Amount and Nature of	Percent
Beneficial Owner	Beneficial Ownership	of Class

Barclays Global Fund Advisors(1)	5,951,288	5.5%
Neuberger Berman Inc.(2)	6,935,893	6.4%
The Vanguard Group, Inc(3)	5,391,322	5.0%
Wellington Management Company, LLP(4)	7,725,173	7.1%

(1)	Based on information included in a Schedule 13G, Barclays Global Investors, NA has sole voting power with respect to 5,585,101 shares and sole dispositive power with respect to 5,951,288. The address for Barclay’s Global Fund Advisors is 45 Fremont Street, San Francisco, California 94105.

(2)	Based on information included in a Schedule 13G, Neuberger Berman Inc. has sole voting power with respect to 1,727,936 shares, shared voting power with respect to 4,747,782 shares, and shared dispositive power with respect to 6,935,893. The address for Neuberger Berman Inc. is 605 Third Avenue, New York, New York 10158.

(3)	Based on information included in a Schedule 13G, Vanguard Group, Inc has sole voting power with respect to 126,283 shares and sole dispositive power with respect to 5,391,322. The address for Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(4)	Based on information included in a Schedule 13G, Wellington Management Company, LLP has shared voting power with respect to 5,540,195 shares and shared dispositive power with respect to 7,613,873 shares. The address for Wellington Management Company, LLP is 75 State Street, Boston, Massachusetts 02109.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers and persons who own more than ten percent of a registered class of the Company’s equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of the Company’s Common Stock and other equity securities. To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company or filed with the SEC and written representations that no other reports were required, for the fiscal year ended December 31, 2006, all Section 16(a) filing requirements applicable to its directors, executive officers and greater-than-ten-percent beneficial owners were properly filed, with the exception of late reports for a single Section 16(a) reporting transaction for Messrs. Stanzione, Margolis, Potts, Lakin, Coppock, Geraci, Isaacs, Owens and Puccini. These reports were related to equity awards granted in April 2006.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information concerning Common Stock that may be issued upon exercise of options, warrants and rights under all equity compensation plans as of December 31, 2006:

Number of Securities
Remaining Available for
Future Issuance Under
	Number of Securities to be	Weighted-Average	Equity Compensation
	Issued Upon Exercise of	Exercise Price of	Plans (Excluding
	Outstanding Options,	Outstanding Options,	Securities Reflected in
Plan Category	Warrants and Rights(1)	Warrants and Rights(2)	1st Column)(3)

Equity compensation plans approved by security holders	8,752,916	$10.52	4,346,343
Equity compensation plans not approved by security holders	—	—	—

Total	8,752,916	$10.52	4,346,343

(1)	Includes unexercised vested stock options, unvested stock options, unvested restricted stock, and unvested performance shares.

(2)	The weighted-average exercise price is calculated on the outstanding options and does not include restricted stock or rights with no exercise price.

(3)	Includes securities available for future issuance under ARRIS’ stock incentive plans (3,769,093) and 2001 Employee Stock Purchase Plan (577,250).

The following transactions occurred between January 1, 2007 and March 26, 2007:

•	On March 9, 2007, the Company granted 1,179,766 stock options and 547,634 restricted shares under its stock incentive plan. The stock options were granted with an exercise price of $13.45 per share, which was the fair market value on the grant date,

•	643,922 stock options and restricted shares were exercised or vested,

•	8,589 options and restricted stock were cancelled as a result of terminations or expirations, and

•	Other miscellaneous grants and adjustments of 6,636 occurred during this period.

Giving effect to these transactions, the following table sets forth information concerning Common Stock that may be issued upon exercise of options, warrants and rights under all equity compensation plans as of March 26, 2007:

Number of Securities
Remaining Available for
Future Issuance Under
	Number of Securities to	Weighted-Average	Equity Compensation
	be Issued Upon Exercise	Exercise Price of	Plans (Excluding
	of Outstanding Options,	Outstanding Options,	Securities Reflected in 1st
Plan Category	Warrants and Rights(1)	Warrants and Rights(2)	Column)(3)

Equity compensation plans approved by security holders	9,834,441	$11.17	2,627,532
Equity compensation plans not approved by security holders	—	—	—

Total	9,834,441	$11.17	2,627,532

(1)	Includes unexercised vested stock options, unvested stock options, unvested restricted stock, and unvested performance shares.

(2)	The weighted-average exercise price is calculated on the outstanding options and does not include restricted stock or rights with no exercise price.

(3)	Includes securities available for future issuance under ARRIS’ Stock Incentive Plan (2,050,282) and 2001 Employee Stock Purchase Plan (577,250).

As of March 26, 2007 the weighted average remaining contractual term for the outstanding options, warrants and rights was 5.28 years.

As of March 26, 2007 the Company had unvested restricted stock awards of 1,087,777 shares and unvested performance based restricted stock awards of 616,663 shares.

BOARD AND COMMITTEE MATTERS

DIRECTOR INDEPENDENCE

The Board of Directors has determined that the directors listed below, which constitute a majority of the Board of Directors, are independent in accordance with the current listing standards of the NASD, which the Company has adopted. In making these determinations, the Board of Directors considered that in the ordinary course of business, transactions may occur between the Company and companies at which some of the Directors are or have been outside Directors. The Board of Directors determined that the applicable Director’s independence was not affected due to the immaterial nature of the transaction and the fact that the Director is not a member of management of the applicable company. A copy of the director independence standards is available on the Company’s website at www.arrisi.com.

Alex B. Best
Harry L. Bosco
John Anderson Craig
Matthew B. Kearney
William H. Lambert
John R. Petty

COMPENSATION OF DIRECTORS

Mr. Stanzione is the only member of the Board of Directors who is an employee of the Company. Mr. Stanzione receives no additional compensation for his service and participation as a member of the Board. The following tables set forth information about the compensation paid to the non-employee members of the Board of Directors for the last fiscal year.

	Fees Earned or
Name	Paid in Cash ($)	Stock Awards ($)	Total Compensation ($)

Alex B. Best	52,500	50,000	102,500
Harry L. Bosco	68,000	50,000	118,000
John Anderson Craig	65,000	50,000	115,000
Matthew B. Kearney	61,500	50,000	111,500
William H. Lambert	58,500	50,000	108,500
John R. Petty	66,000	50,000	116,000

Board of Directors fees consist of a $30,000 annual cash retainer and $50,000 paid in the form of stock units. Stock units are granted on July 1st of each fiscal year and vest in fourths in sequential calendar quarters. The number of units is determined by dividing $50,000 by the closing price of the Common Stock on July 1st rounded to the nearest one hundred units. One half of the number of stock units convert, on a one for one basis, into shares of the Company’s Common Stock when such director is no longer a member of the Board. The remaining units, if vested, convert into shares of the Company’s Common Stock at a date selected by the individual director. In addition, directors receive annual retainers for serving on certain Committees of the Board. Audit Committee members receive an annual retainer of $5,000, and the Chairman of the Audit Committee receives an annual retainer of $10,000. The Chairman of the Compensation Committee receives an annual retainer of $7,500, the Chairman of the Nominating and Corporate Governance Committee receives an annual retainer of $5,000, and the Chairman of the Technology Committee receives an annual retainer of $5,000. Board members receive an attendance fee of $2,000 per Board meeting (for telephonic participation at an in person meeting they receive $1,000) and an attendance fee of $1,000 per Committee meeting (for telephonic participation at an in person meeting they receive $500). Cash retainers are paid in quarterly installments.

COMMITTEES OF THE BOARD OF DIRECTORS AND MEETING ATTENDANCE

The Board of Directors has Audit, Compensation, Nominating and Corporate Governance, and Technology Committees. The table below shows current membership for each of the standing Board committees.

		Nominating and Corporate	Technology
Audit Committee	Compensation Committee	Governance Committee	Committee

Harry L. Bosco	Alex B. Best	Alex B. Best	Alex B. Best*
John Anderson Craig	John Anderson Craig	Harry L. Bosco*	Robert J. Stanzione
Matthew B. Kearney	William H. Lambert*	William H. Lambert
John R. Petty*		John R. Petty

*	Committee Chairman

The Board of Directors held seven meetings in 2006. During 2006, each of the directors attended 75% or more of the total of all meetings held by the Board and the committees on which the director served.

The Company has not adopted a formal policy on Board members’ attendance at annual meetings of stockholders; however, all directors are encouraged to attend the meetings. All of the Company’s seven directors attended the 2006 annual meeting of stockholders on May 24, 2006.

Audit Committee

The Audit Committee in 2006 consisted of Messrs. Petty (Chairperson), Bosco, Craig, and Kearney. Information regarding the functions performed by the Audit Committee is set forth in the “Report of the Audit Committee,” included in this proxy statement. The Audit Committee is governed by a written charter that is available on the Company’s website at www.arrisi.com. The Board of Directors believes that each of its Audit Committee members is independent and financially literate as defined by the SEC and the current listing standards of the NASD. The Board has identified John R. Petty and Matthew B. Kearney as Audit Committee financial experts, as defined by the SEC. The Audit Committee held 15 meetings in 2006.

Compensation Committee

The Compensation Committee in 2006 consisted of Messrs. Lambert (Chairperson), Best and Craig. No member of the Compensation Committee is currently or has served as an executive officer or employee of the Company and none of the members of the Compensation Committee had any “interlocks” within the meaning of Item 407(e)(4) of the SEC Regulation S-K during fiscal 2006. The Compensation Committee is governed by a written charter that is available on the Company’s website at www.arrisi.com. The Compensation Committee generally exercises all powers of the Board of Directors in connection with compensation matters, including incentive compensation, benefit plans and stock grants, except as relates to the Chairman and CEO, in which case the entire Board of Directors approves or ratifies all said compensation matters. The Compensation Committee held five meetings in 2006.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee in 2006 consisted of Messrs. Bosco (Chairperson), Best, Lambert, and Petty. The Nominating and Corporate Governance Committee’s operations are governed by a written charter that is available on the Company’s website at www.arrisi.com. The Nominating and Corporate Governance Committee identifies individuals qualified to become directors and recommends candidates to the Board of Directors. The Nominating and Corporate Governance Committee held one meeting in 2006.

With respect to the Committee’s evaluation of director nominee candidates, the Committee has no formal requirements or minimum standards for the individuals that it nominates. Rather, the Committee considers each candidate on his or her own merits. However, in evaluating candidates, there are a number of criteria that the Committee generally views as relevant and is likely to consider. Some of these factors include the candidate’s:

•	career experience, particularly experience that is germane to the Company’s business, such as telecommunications products and services, legal, human resources, finance, marketing, and regulatory experience;

•	whether the candidate is an “audit committee financial expert” (as defined by the SEC);

•	experience in serving on other boards of directors or in the senior management of companies that have faced issues generally of the level of sophistication that the Company faces;

•	contribution to diversity of the Board of Directors;

•	integrity and reputation;

•	ability to work collegially with others;

•	whether the candidate is independent;

•	other obligations and time commitments and the ability to attend meetings in person; and

•	current membership on the Board — the Board values continuity (but not entrenchment).

The Committee does not assign a particular weight to the individual factors. Similarly, the Committee does not expect to see all (or even more than a few) of these factors in any individual candidate. Rather, the Committee looks for a mix of factors that, when considered along with the experience and credentials of the other candidates and existing Board members, will provide stockholders with a diverse and experienced Board of Directors.

With respect to the identification of nominee candidates, the Board recommends candidates whom they are aware of personally or by reputation. The Company historically has not utilized a recruiting firm to assist in the process but could do so in the future.

The Committee welcomes recommendations from stockholders. The Committee evaluates a candidate for director who was recommended by a stockholder in the same manner that the Committee evaluates a candidate recommended by other means. In order to make a recommendation, the Committee asks that a stockholder send the Committee:

•	a resume for the candidate detailing the candidate’s work experience and credentials;

•	written confirmation from the candidate that he or she (1) would like to be considered as a candidate and would serve if nominated and elected, (2) consents to the disclosure of his or her name, (3) has read the Company’s Policy on Business Ethics and Conduct and that during the prior three years has not engaged in any conduct that, had he or she been a director, would have violated the Policy or required a waiver, (4) is, or is not, “independent” as that term is defined in the Committee’s charter, and (5) has no plans to change or influence the control of the Company;

•	the name of the recommending stockholder as it appears in the Company’s books, the number of shares of Common Stock that are owned by the stockholder and written confirmation that the stockholder consents to the disclosure of his or her name. (If the recommending person is not a stockholder of record, he or she should provide proof of share ownership);

•	personal and professional references, including contact information; and

•	any other information relating to the candidate required to be disclosed in a proxy statement for election of directors under Regulation 14A of the Securities Exchange Act of 1934 (the “Exchange Act”).

This information should be sent to the Nominating and Corporate Governance Committee, c/o Corporate Secretary, ARRIS Group, Inc., 3871 Lakefield Drive, Suwanee, GA 30024, who will forward it to the chairperson of the Committee. The Committee does not necessarily respond to recommendations. The nomination must be accompanied by the name and address of the nominating stockholder and must state the number and class of shares held. For potential nominees to be considered at the 2008 annual stockholders’ meeting, the Corporate Secretary must receive this information by December 15, 2007.

In addition to the procedures described above for recommending prospective nominees for consideration by the Committee, stockholders may directly nominate directors for consideration at any annual meeting of stockholders.

Each of the nominees for election as a director at the Annual Meeting was nominated by the Board of Directors. Each of the nominees currently is a director.

Technology Committee

In May 2006, the Board of Directors established the Technology Committee. The Technology Committee consists of Mr. Best (Chairman) and Mr. Stanzione. The Technology Committee monitors the development of the Company’s technology and operates as an intermediary between the Company and its customers and the Technology Advisory Board.

COMMUNICATION WITH THE BOARD

Mr. Petty is the lead independent director and presides over meetings of the independent directors. Stockholders may communicate with the Board of Directors, including the lead independent director, by sending a letter to the ARRIS Group, Inc. Board of Directors, c/o Corporate Secretary, ARRIS Group, Inc., 3871 Lakefield Drive, Suwanee, GA 30024. The Corporate Secretary will submit the correspondence to the Chairman of the Board or to any specific director to whom the correspondence is directed.

REPORT OF THE AUDIT COMMITTEE

Pursuant to its written charter, the Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Our responsibility is to monitor and review these processes. It is not our duty or our responsibility to conduct auditing or accounting reviews or procedures. We are not employees of the Company and we do not represent ourselves to be, or to serve as, accountants or auditors by profession. Therefore, we have relied, without independent verification, on management’s representation that the consolidated financial statements have been prepared with integrity and objectivity and in conformity with U.S. generally accepted accounting principles and on the representations of the independent registered public accounting firm included in their report on the Company’s consolidated financial statements. Our oversight does not provide us with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, our considerations and discussions with management and the independent registered public accounting firm do not assure that the Company’s consolidated financial statements are presented in accordance with U.S. generally accepted accounting principles, that the audit of our Company’s consolidated financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board (United States) or that our Company’s independent registered public accounting firm is in fact independent.

Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling our oversight responsibilities, we reviewed the audited financial statements in the Annual Report with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the disclosures in the financial statements.

We reviewed with the independent registered public accounting firm, who is responsible for expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles, its judgments as to the quality, not just the acceptability of the Company’s accounting principles required by Statement on Auditing Standards No. 61, as amended by Statement of Auditing Standards No. 90, and such other matters as are required to be discussed with the Committee under the standards of the Public Company Accounting Oversight Board (United States). In addition, we discussed with the independent registered public accounting firm their independence from management and the Company, including the matters in the written disclosures required by the Independence Standards Board Standard No. 1, and considered the compatibility of nonaudit services provided by the independent registered public accounting firm to the Company with their independence.

We discussed with the Company’s internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. We met with the internal auditors and the independent registered public accounting firm, with and, as deemed advisable, without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting. We reviewed proposed interim financial statements with management and the independent registered public accounting firm. We oversaw the Company’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002.

In 2006, we had 15 meetings. In reliance on the reviews and discussions referred to above, we recommended to the Board of Directors (and the Board of Directors has accepted that recommendation) that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2006, for filing with the Securities and Exchange Commission. In addition, we have selected the Company’s independent registered public accounting firm.

The Company maintains a corporate governance hotline system in which employees may directly contact the members of the Audit Committee concerning potential failures to meet corporate standards of conduct, including questionable accounting or auditing matters. These calls are completely confidential and anonymous.

John R. Petty
Harry L. Bosco
John A. Craig
Matthew B. Kearney

Notwithstanding anything to the contrary which is or may be set forth in any of the Company’s filings under the Securities Act of 1933 or the Exchange Act that might incorporate Company filings, including this proxy statement, in whole or in part, the preceding Report of the Audit Committee shall not be incorporated by reference into any such filings.

COMPENSATION DISCLOSURE AND ANALYSIS

Authority over compensation of the Company’s senior executives is within the province of the Compensation Committee. The Compensation Committee reports to the Board and all compensation decisions with respect to the Chief Executive Officer are reviewed and approved by the whole Board, without participation by the Chief Executive Officer.

Compensation for senior executives consists of three primary components: base salary, annual bonus (which we consider short term incentive compensation) and equity compensation (which we consider long term incentive compensation).

Base Salary.  The Compensation Committee actively reviews annual compensation. For example, salaries of senior executives were frozen in 2002 and reduced by 5% in 2003. During 2004, the 5% reduction was reinstated. In 2004, salaries remained at their 2002 levels, except for Messrs. Potts and Coppock who received adjustments as a result of their promotions. In 2005, increases above the 2002 salary levels occurred except for Mr. Stanzione in whose case an increase above the 2002 level did not occur until 2006. In general, the Compensation Committee seeks to set base salaries at approximately the market 50th percentile levels for a peer group of companies and for companies in the communications and technology industry generally. The Compensation Committee also considers the scope of responsibility and historic and current performance of the senior executives and of the Company which may result in base salaries above or below market 50th percentile levels. In performing its analysis, the Compensation Committee regularly engages third-party consultants to analyze the Company’s practices as compared to industry practices and trends and to analyze the compensation levels for the peer group and broader industry data. Most recently, the Compensation Committee engaged Longnecker and Associates in August 2006 to review 2006 senior executive compensation in connection with the Compensation Committee’s consideration of 2007 compensation. The peer group currently consists of ADC Telecommunication, Comm Scope, Inc., Dolby Laboratories, Inc., Glenayre Technologies, Inc., Juniper Networks, Inc., Loral Space & Communications Ltd., Nds Group PLC, Powerwave Technologies, Tekelec, Tellabs, Inc. and ViaSat, Inc. The peer group was selected by the Compensation Committee based on input from third party consultants and management. Survey data from various sources also are utilized, including ERI Executive Compensation Assessor 2006 (Economic Research Institute), 2004/2005 Top Management Compensation-Industry Report (Watson Wyatt), 2005 Mercer Benchmark Database Executive (William H. Mercer), and 2005/2006 Total Salary Increase Budget Survey (WorldatWork).

Bonuses.  Annual bonuses are tied to Company performance. Annual bonus targets for senior executives have been established as a percentage of base pay level including the annual raise in the relevant years and are set forth in the employment agreements of each senior executive. Mr. Stanzione’s bonus target is 100% of base salary, which was established when his employment agreement was amended in 1999 in connection with his becoming the Chief Executive Officer. The remaining senior executives’ annual bonus targets are 60% of base salary. This has been the case for Mr. Margolis since 1999, while the remaining officers’ bonus targets were raised from 50% to 60% effective for 2006. The maximum bonus payout for Messrs Stanzione and Margolis is 200%. For Messrs Lakin, Potts and Coppock the maximum bonus payout is currently 200%, an increase from 150% for 2006 and prior years.

The Compensation Committee seeks to have variable pay in the form of annual bonus opportunity above market 50th percentile levels for the peer group and general industry. The Compensation Committee believes that variable pay target should be above the 50th percentile levels to encourage and reward exceptional performance, while assuring in years where Company performance is weaker that total cash compensation is less. The Compensation Committee believes that the bonus targets for the senior executives are above market 50th percentile levels but below market 75th percentile levels of the peer group. Bonuses earned by senior executives are based upon targeted financial performance. Specific performance criteria have varied; however, in the two most recent years have been based on the achievement of consolidated earnings targets for the Company. The Compensation Committee has chosen the single metric of consolidated earnings in order to focus the senior executives as a team on earnings growth. For 2006, the earnings target for 100% payment of the targeted bonus was the achievement of budgeted net income by the Company. If actual net income achieved was below 80% budgeted net income, the bonus payout would have been zero. For performance between 80% and 100%, the bonus payout would have been between a 50% payout and 100% payout. For performance at or above 119% of budgeted net income, the bonus payout would have been 150% of target. For Messrs. Stanzione and Margolis only, for performance at or above

143% of budgeted net income, the bonus payout would have been 200%. For performance between these specific levels, bonus payouts were to be determined by straight line interpolation. Actual performance for 2006 was over 244% of budgeted net income and, accordingly, bonus payouts were at maximum payout which for Mr. Stanzione and Margolis was 200% of target. (The 2006 actual performance included certain discrete tax benefits which are not expected to reoccur. Excluding such item 2006 performance would have been more than 175% of budgeted net income, still well above the 143% threshold described above.) Due to the very strong performance of the Company in 2006 driven particularly by its CMTS and EMTA product sales, the Compensation Committee, noting that for 2007 and beyond all senior executive bonuses will have a 200% of target maximum payout, determined that the 2006 bonus for Messrs. Lakin and Potts would be 164% of target and the bonus for Mr. Coppock would be at 172% of target.

In the past five years bonuses have ranged from 0% to the maximum as achieved in 2006 based on the performance criteria then in effect. The Compensation Committee has the authority to pay bonuses in addition to the bonuses earned (or when no bonus has been earned) under the bonus plan. For example, in 2005, bonuses for Mr. Lakin and Mr. Coppock were increased modestly to reward them for the dramatically improved sales results of 2005, and in 2006, bonuses for Messrs. Lakin, Potts and Coppock exceeded the 150% maximum payout as described above. The Company does not have a formal policy for payments above the amounts established under the bonus plans. The Compensation Committee may also adjust the performance criteria if circumstances dictate (e.g., acquisitions, financings or other items that may not have been incorporated in the budget and therefore might require adjustment).

The annual budget referred to above is developed by management subject to the approval by the Board of Directors. The Board of Directors considers, in addition to the detailed budget as presented, expected capital expenditure growth in the telecommunications industry generally and the cable segment of the telecommunications industry more specifically. The Board of Directors and management focus on revenue growth from year to year that exceeds industry capital expenditures and earnings growth commensurate with the revenue growth and controlled operating expense and balance sheet metrics. The 2006 budget called for revenue growth of in excess of 8% over 2005 and earnings growth in excess of 13% over 2005. Actual revenue growth achieved was 31.0% and earnings growth was 176%.

Long Term Incentive Compensation.  The long term incentive compensation for senior executives in the past two years has consisted of grants of stock options and performance based restricted stock. Previously long term incentive compensation consisted predominantly of stock options. During the past two years, the Company has included restricted stock to reduce the share dilution associated with equity grants since restricted stock awards are for fewer shares than comparably valued stock option awards. Moreover, recent changes in accounting standards require that stock options as well as restricted stock be expensed. Prior to these changes, the Company, like most companies, utilized primarily stock options to take advantage of the then available favorable accounting treatment for stock options. In future years, the Company may expand its usage of restricted shares relative to stock options to reduce dilution and potential expense associated with long term incentive compensation.

The Compensation Committee believes that equity awards are the best mechanism available to align the interests of senior executives and shareholders to motivate executives and employees more broadly to seek performance that will enhance the share value of the Company’s Common Stock. Stock options have a term of seven years (in some prior years the term was ten years) and vest annually over four years (in some prior years the vesting was annually over three years). Restricted shares awarded in 2006 vested annually over four years, and in 2005 vested annually over three years. For 2005 and 2006, the Compensation Committee established an aggregate value for equity grants for Company wide distribution focusing primarily on cost to be reflected in the Company’s financial statements, the annual grant level as a percent of shares outstanding and, using the Black-Scholes methodology, the value of the aggregate grants as a percentage of the Company’s total market cap. A value expressed in dollars was allocated to the senior executives based on the survey data concerning long term incentive values for senior executives in comparable positions and the level of expense and dilution the Compensation Committee deemed appropriate. One-half of that value was awarded in shares of restricted stock and, using the Black-Scholes methodology, one-half in options at the then fair market value of the shares. For Mr. Stanzione, the target value for long term incentives was approximately 160% of base salary, and for the other senior executives, the value ranged from 100% to 140% of base salary. The Compensation Committee seeks to establish long-term incentive targets for senior executives, like bonuses, above market 50th percentile levels to emphasize long term stock appreciation. However, the most recent survey data reviewed in connection with the Compensation Committee’s 2007 deliberations indicates that awards of long term incentives in 2006 were somewhat below market 50th percentile levels for the senior executive officers in the aggregate, including Mr. Stanzione specifically.

The restricted stock awarded to the senior executives in 2006 and 2005 were awarded in the form of performance shares. Under the performance criteria, senior executives earned 100% of the target or assigned value at the time of grant if the Company achieved budgeted consolidated sales for the applicable year. For performance below 94% of budgeted sales in 2006, the restricted stock awards paid out zero shares, and for performance at 94% of budget the shares paid out 50% of the assigned value. For performance at budgeted sales, the shares paid out at 100% of the assigned value. For sales at or above 116% of budgeted sales, the shares paid out a number of shares equal to 150% of the assigned value. Straight line interpolation was applied for performance between the designated levels. The Compensation Committee believes that performance based awards better align the executives and shareholders interests in that awards are reduced or eliminated if Board of Directors approved budgets are not met while achievement beyond targeted achievement is more highly rewarded. In 2006, the restricted stock award payout was 150% as actual sales were greater than 120% of budgeted sales.

The Company believes that total direct compensation consisting of base salary, targeted bonus and targeted long term incentive valuation for the senior executive officers in the aggregate is approximately at market 50th percentile and all executives are well below the market 75th percentile levels.

Share Ownership.  The Company has share ownership guidelines that require each senior executive to own shares having a value equal to a multiple of the senior executive’s annual base salary at the time the executive became subject to the ownership requirement. For Mr. Stanzione, the multiple is three times base salary; for Messrs. Margolis, Potts and Lakin it is twice base salary; and for Mr. Coppock it is one times base salary. Once the ownership level is achieved, the changes in share value are no longer monitored. Each of the senior executives has achieved the requisite level of share ownership.

Equity awards generally are granted annually, and in the last two years grants have occurred in April. In earlier years, the grant dates varied generally from January to May depending on board meeting schedule, shareholder approval of new equity plans and other factors. The Compensation Committee has determined that grant dates should occur as early as practicable after final budgets for the new year have been approved by the Board of Directors and after year-end results have been announced to the public. Equity grant and annual compensation adjustments and incentive plan performance criteria generally will be decided simultaneously, although they may be implemented at various times. (For example, raises are generally effective April 1, while bonuses generally are paid earlier.) In the future, we anticipate that equity grants generally will occur in the February to March time frame. The exercise price of option grants were priced at the closing price of the Common Stock on the date of grant.

Summary Compensation Table

							Change in
							Pension
							Value and
							Non-Qualified
						Non-Equity	Deferred	All
				Stock	Option	Incentive Plan	Compensation	Other	Total
Name and		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Compensation
Principal Position	Year	($)	($)(1)	($)(2)	($)(3)	($)(4))	($)(5)	($)(6)	($)

Robert J. Stanzione	2006	637,500	—	519,594	740,423	1,300,000	742,915	27,130	3,967,562
Chairman and Chief Executive Officer
Lawrence A. Margolis	2006	356,875	—	183,925	312,827	431,400	59,956	33,899	1,378,882
Executive Vice President of Strategic Planning, Administration, and Chief Counsel
James D. Lakin	2006	302,000	—	183,925	305,773	300,000	28,805	22,878	1,143,381
President, Broadband
David B. Potts	2006	302,000	—	183,925	299,402	300,000	21,709	15,660	1,122,696
Executive Vice President, Chief Financial Officer, Chief Information Officer
Ronald M. Coppock	2006	263,000	—	174,863	263,849	275,000	14,148	21,065	1,011,925
President, Worldwide Sales

(1)	Bonuses for prior years were previously reported in this column and are currently reported under non-equity incentive plan compensation. Under current reporting rules, however, only purely discretionary or guaranteed bonuses are disclosed in this column.

(2)	The number of shares actually issued depends upon performance criteria and can range from zero to 150% of the target award. During 2006, the Company achieved the performance conditions required for the 150% issuance. The amounts in this column are calculated based on FAS 123R and equal the financial statement compensation cost for restricted stock awards as reported in our 2006 consolidated statements of operations. Under FAS 123R, for performance-related restricted shares compensation expense is recognized using the graded method. The expenses reported in this column relate to performance-based restricted grants made on April 18, 2005 and April 25, 2006. The total cost of these awards was based on the number of shares awarded and the fair market value of the Company’s Common Stock on the date the grant was made.

(3)	The amounts in this column are calculated based on FAS 123R and equal the financial statement compensation cost for stock option awards as reported in our 2006 consolidated statements of operations. Under FAS 123R, a pro-rata portion of the total expense at the time of grant is recognized over the applicable service period generally corresponding with the vesting schedule of the grant. The initial expense is based on the fair value of the stock option granted using the Black-Scholes option-pricing model. The expenses reported in this column relate to options granted on January 22, 2002, July 1, 2003, May 25, 2004, April 18, 2005 and April 25, 2006.

(4)	Amount reflects Annual Bonus earned with respect to 2006 performance. Amount reflects 200% of target bonus (the maximum payable) for Mr. Stanzione and Mr. Margolis, approximately 164% of target for Messrs. Lakin and Potts and approximately 172% of target for Mr. Coppock.

(5)	Change in pension value reflects the aggregate annual change in the actuarial present value of accumulated pension benefits under the qualified and non-qualified defined benefit pension plans. The change in pension value does not include changes under any of the Company’s defined contribution plans because there is no above-market or preferential earnings provided under such plans.

(6)	Included in all other compensation are expenses related to financial planning (except for Mr. Potts), club membership fees (except for Mr. Stanzione), a matching contribution by ARRIS Group Inc. into the 401(k) savings plan, the incremental cost for supplemental life insurance coverage, spousal travel and airline club dues.

Grants of Plan-Based Awards

								All Other
								Option	Exercise or
								Awards:	Base
		Estimated Future Payouts Under Non-Equity						Number of	Price of
		Incentive Plan Awards(2)			Estimated Future Payouts Under Equity			Securities	Option
	Grant	Threshold	Target	Maximum	Incentive Plan Awards (3)			Underlying	Awards
Name	Date (1)	($)	($)	($)	Threshold (#)	Target (#)	Maximum (#)	Options (4)	($)

Robert J. Stanzione	—	—	650,000	1,300,000
	4/25/2006				—	39,157	58,735	87,015	13.28
Lawrence A. Margolis	—	—	215,700	431,400
	4/25/2006				—	13,931	20,896	30,957	13.28
James D. Lakin	—	—	183,000	300,000
	4/25/2006				—	13,931	20,896	30,957	13.28
David B. Potts	—	—	183,000	300,000
	4/25/2006				—	13,931	20,896	30,957	13.28
Ronald M. Coppock	—	—	160,200	275,000
	4/25/2006				—	13,931	20,896	30,957	13.28

(1)	Grant date is the date the awards, in the form of restricted stock and stock option awards, were made.

(2)	The non-equity incentive awards reflect the Company’s annual bonus plan. The plan calls for the payment of from 0 – 150% (200% for Mr. Stanzione and Mr. Margolis) based upon the achievement of specified consolidated net income levels for the Company in 2006. The Company’s consolidated net income for 2006 was $142.3 million which exceeded the 100% payout level by more than 244%. The plan would pay out $0 if consolidated net income did not reach 80% of the net income level required for 100% (target) payout. Bonus target payout levels are a percent of the 2006 base salary level, including the 2006 annual raise; for Mr. Stanzione the percent is 100% of base salary and it is 60% of base salary for the other named officers. The amounts reflected herein are duplicative of the amounts reflected in the Summary Compensation Table and the Outstanding Equity at Year End Table. For additional discussion of 2006 bonus payment, see “Compensation Disclosure and Analysis — Bonuses.”

(3)	The amounts shown under the Equity Incentive Plan Awards are the number of shares of restricted stock that were granted to each of the named executives in 2006. The shares were performance shares and would vest based upon achievement of certain 2006 (the last 9 months of 2006 in the case of Mr. Stanzione) consolidated sales levels for the Company. Sales were $892 million in 2006 and were in excess of 120% of targeted level. This exceeded the level for maximum vesting and accordingly, maximum number of shares were earned. If sales had been less than 80% of the targeted sales for 100% (target) payout, no shares would have been earned. The shares also are subject to a vesting schedule under which they vest annually over four years with the first vesting occurring on April 30, 2007. The amounts reflected here are duplicative of the amounts reflected in the Outstanding Equity Awards at Year End Table.

(4)	The amounts shown under All Other Option Awards reflect the number of shares under options granted to the named executives on the grant date. These shares vest annually over four years with the first vesting occurring on April 30, 2007. The table reflects the full amounts of the awards even though the awards vest over four years and are subject to forfeiture prior to vesting. The amounts reflective herein are duplicative of the amounts reflected in the Outstanding Equity Awards at Year End Table.

Option shares for senior executives and for employees generally are granted annually at the same time and are priced at the close of business on the date of grant. Currently, options vest equally over four years and have a seven year life. In the past, some grants have had 10 year lives and some have vested over three years. Exceptions to annual grants have been made in cases such as new hire grants and grants in connection with significant promotions or increases in responsibilities. Target annual equity grants in the last two years for senior executives have consisted of equal amounts of value in restricted shares and in stock options. The restricted share grants to executives during the last two fiscal years have been performance based. The number of shares earned has depended upon on the Company’s sales performance in the year of grant. The number of shares earned can vary from zero, if the minimum sales threshold was not reached, to 50% at the minimum level. A 100% and 150% level was also established. In 2006, the maximum threshold was reached, as sales were more than 120% of targeted sales.

Each of the named executive officers has a recently amended employment agreement with the Company. The agreements establish the base salary for the officer, which is subject to annual review. The target bonus for each officer is established, which is 60% for each of the named executive officers except Mr. Stanzione, whose target bonus is 100%. The bonus plans are established by the Compensation Committee for each year based on such performance criteria as the Compensation Committee deems appropriate. The agreements also contemplate the grant of equity awards annually in the discretion of the Compensation Committee. The agreements renew annually automatically until the employee reaches age 65 (62 for Mr. Stanzione). In the event an executive is terminated without cause or in connection with takeover of the Company, the executive is entitled to receive one year’s salary and bonus (two years in the case of Mr. Margolis and Mr. Potts and three years in the case of Mr. Stanzione); all unvested options and stock awards vest immediately and the executive is entitled to continued benefits, for example, life medical and disability insurance, during the severance period (one, two or three years as noted above).

The Compensation Committee reviews base salaries, bonus plans and equity awards annually. It regularly retains consultants to review executive compensation levels compared to selected peer companies, companies in the technology industries generally and to companies of similar size. The Company has sought to establish salaries at approximately the median levels (with exceptions to recognize outstanding performance) and to have equity and annual incentive target opportunities above median levels. The survey conducted for 2007 deliberations indicates that, taken as a whole, the Company’s base salaries for its senior executives are at approximately median levels with targeted cash compensation (base salary plus target annual incentive) moderately above median levels in general accord with Company’s intent. The same survey indicates that long term equity awards are somewhat below median levels in the aggregate. Compensation has been actively managed. For example, in 2002 salary levels for executives were frozen for a year and during 2003 executive salaries were reduced by 5%. The reduction was reinstated in 2004. Raises were not reinstated above the 2002 level until 2005 (with the exception of Mr. Stanzione whose salary was unchanged in 2005 as well).

The Company maintains a 401(k) defined contribution plan to which employees may contribute a portion of their salary and bonus compensation. The Company matches 50% of employee contributions up to a maximum of 6% of pay further subject to the Internal Revenue Service maximum (which was $15,000 during 2006). The named executives participate in this plan and received the Company match, which could not exceed $6,600 for 2006. The Company previously maintained a non-qualified deferred compensation plan that enabled certain executives, including the named executives, to defer amounts above the IRS maximum. This plan, and employee contributions and Company matches under it, were frozen in September 2004. The accounts under this plan remain in existence, but the Company has never enhanced the earnings of the accounts, which earnings are determined by the actual earnings of investment vehicles selected by the employee.

Outstanding Equity Awards At Fiscal Year-End

	Option Awards					Stock Awards
	Number of	Number of				Number of		Market Value
	Securities	Securities				Shares or		of Shares or
	Underlying	Underlying				Units of		Units of Stock
	Unexercised	Unexercised		Option	Option	Stock Held		That Have
	Options (#)	Options (#)		Exercise	Expiration	That Have		Not Vested
Name	Exercisable	Unexercisable		Price	Date	Not Vested (#)		($)(5)

Robert J. Stanzione	—	—				58,735	(1)(6)	734,775
	—	—				68,762	(7)	860,213
	—	87,015	(1)(2)	$13.28	4/25/2013
	26,545	79,637	(3)	$6.44	4/18/2015
	76,674	73,326	(4)	$4.90	5/25/2014
	165,000	—		$8.12	1/22/2012
	500,000	—		$10.20	8/6/2011
	160,000	—		$8.00	12/19/2010
	500,000	—		$22.875	4/29/2009

	Option Awards					Stock Awards
	Number of	Number of				Number of		Market Value
	Securities	Securities				Shares or		of Shares or
	Underlying	Underlying				Units of		Units of Stock
	Unexercised	Unexercised		Option	Option	Stock Held		That Have
	Options (#)	Options (#)		Exercise	Expiration	That Have		Not Vested
Name	Exercisable	Unexercisable		Price	Date	Not Vested (#)		($)(5)

Lawrence A. Margolis	—	—				20,896	(1)(6)	261,409
	—	—				24,172	(7)	302,392
	—	30,957	(1)(2)	$13.28	4/25/2013
	9,331	27,994	(3)	$6.44	4/18/2015
	33,670	33,330	(4)	$4.90	5/25/2014
	57,000	—		$4.85	7/1/2013
	45,000	—		$2.43	12/11/2012
	70,000	—		$8.12	1/22/2012
	40,000	—		$10.20	8/6/2011
	20,000	—		$10.20	8/6/2011
	50,000	—		$10.20	8/6/2011
	60,000	—		$8.00	12/19/2010
	50,000	—		$22.875	4/29/2009
James D. Lakin	—	—				20,896	(1)(6)	261,409
	—	—				24,172	(7)	02,392
	—	30,957	(1)(2)	$13.28	4/25/2013
	—	27,994	(3)	$6.44	4/18/2015
	4	33,330	(4)	$4.90	5/25/2014
	135,000			$10.20	8/6/2011
David B. Potts	—	—				20,896	(1)(6)	261,409
	—	—				24,172	(7)	302,392
	—	30,957	(1)(2)	$13.28	4/25/2013
	9,331	27,994	(4)	$6.44	4/18/2015
	10	33,330	(3)	$4.90	5/25/2014
	40,000	—		$8.12	1/22/2012
	100,000	—		$10.20	8/6/2011
Ronald M. Coppock	—	—				20,896	(1)(6)	261,409
	—	—				21,671	(7)	271,104
	—	30,957	(1)(2)	$13.28	4/25/2013
	8,365	25,098	(3)	$6.44	4/18/2015
	29,997	29,997	(4)	$4.90	5/25/2014
	39,600	—		$4.85	7/1/2013
	40,000	—		$8.12	1/22/2012
	6,667	—		$10.20	8/6/2011
	20,000	—		$10.20	8/6/2011
	40,000	—		$8.00	12/19/2010
	5,000	—		$38.938	1/31/2010
	15,000	—		$38.938	1/31/2010

(1)	These shares are duplicative of the shares reflected in the Plan Based Awards Table.

(2)	The options were granted on April 25, 2006 and vest annually over four years with the first vesting occurring on April 30, 2007.

(3)	The options were granted on April 18, 2005 and vest annually over four years with the first vesting occurred on April 18, 2006.

(4)	The options were granted on May 25, 2004 and vest annually over three years with the first vesting occurred on May 25, 2005.

(5)	Reflect the value as calculated based on the closing price of the Company’s Common Stock on December 29, 2006 of $12.51 per share.

(6)	Shares of restricted stock were granted on April 25, 2006 and vest annually over four years with the first vesting occurring on April 30, 2007.

(7)	Shares of restricted stock were granted on April 18, 2005 and vest annually over three years with the first vesting occurred on April 18, 2006.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
Name	Acquired on Exercise (#)	on Exercise ($)(1)	Acquired on Vesting (#)	On Vesting ($)(2)

Robert J. Stanzione	291,667	2,596,852	34,390	445,351
Lawrence A. Margolis	90,000	779,100	12,088	156,540
James D. Lakin	155,997	1,149,020	12,088	156,540
David B. Potts	94,997	743,494	12,088	156,540
Ronald M. Coppock	—	—	10,837	140,339

(1)	Amount shown for each named executive officer is the aggregate number of options granted in previous years that were exercised and sold during 2006 and the taxable compensation realized (aggregate sales price less aggregate exercise price) on such shares exercised and sold. The amounts are not reflected in the Summary Compensation Table.

(2)	Amounts shown for each named executive officer represent the aggregate number of shares of restricted stock granted in the previous year that vested during the calendar year. Vested shares may have been held or sold by the executive in his discretion. The Company withholds taxes by retaining an appropriate number of shares (equal to the value of the amount required to be withheld) that vest. The amounts shown above include the number of shares withheld. These amounts are not reflected in the Summary Compensation Table.

Pension Benefits

			Present Value Of	Payments During
		Number of Years	Accumulated Benefit	Last Fiscal Year
Name	Plan Name	Credited Service (#)	($)	($)

Robert J. Stanzione	Qualified Pension Plan	5	61,054	—
	Non Qualified Plan	33	3,830,424	—
Lawrence A. Margolis	Qualified Pension Plan	18	276,147	—
	Non Qualified Plan	24	707,200	—
James D. Lakin	Qualified Pension Plan	0	—	—
	Non Qualified Plan	10	179,859	—
David B. Potts	Qualified Pension Plan	0	—	—
	Non Qualified Plan	11	84,033	—
Ronald M. Coppock	Qualified Pension Plan	5	32,166	—
	Non Qualified Plan	10	62,454	—

The Company maintains a qualified and non-qualified Defined Benefit pension plan. The qualified plan for the named executive officers has been frozen since December 31, 1999, and no further accrual of benefit under that plan has occurred since that date. Neither Mr. Potts nor Mr. Lakin participated in the qualified plan. The non-qualified plan is a mirror image of the qualified plan, but covers only earnings levels and payments levels that are or would be excluded under the qualified plan under applicable Internal Revenue Services regulations. Benefits under the plans are calculated based on the named executive officer’s base salary and annual bonus amounts. The benefit formula is the number of years of continuous service (up to a maximum of 30 years) times the sum of (a) 0.65% of the individual’s “final annual compensation” up to the named executive officer’s social security covered compensation level, plus (b) 1.3% of the “final average salary” in excess of the named executive officer’s social security covered compensation level. The social security covered compensation level is the 35-year average of the taxable wage bases (for Social Security purposes) in effect prior to the participants Social Security retirement date. Final average salary is the average of the five highest consecutive years of compensation in the ten years preceding retirement. In calculating benefits under the non-qualified plan, it is assumed that the qualified plan remains in effect; that is, the amount of compensation that would have been covered under the qualified plan had it remained in effect is excluded from the non-qualified plan. The benefit is paid monthly on a single life annuity basis or, subject to discount, on a 50% joint and survivor annuity basis. Normal retirement under the plans is age 65, and benefits are discounted for early retirement, which is available at age 55. Messrs. Stanzione, Margolis and Lakin are 59, 59 and 63 years of age and thus could elect to retire early. The discount is calculated to be the actuarial equivalent of an age 65 retirement using an 8% discount factor. There is no lump sum payment option available, except for Mr. Stanzione (see below).

The Company maintains on Mr. Stanzione’s behalf a supplemental employee retirement plan (SERP). Under the SERP, normal retirement age is 62, and a lump sum payment on termination is available. In addition, under the SERP, final average compensation is Mr. Stanzione’s actual annual salary at the time of his retirement plus the average of the three highest bonuses received in the five years preceding retirement. Years of continuous service are Mr. Stanzione’s actual service multiplied by three and are not limited to 30 years. The benefit calculation is otherwise the same as described above although, Mr. Stanzione’s benefit may not exceed 50% of his final average compensation. In addition to the lump sum payment option, Mr. Stanzione may elect to receive his benefit on a monthly basis as a single life annuity or a joint and survivor annuity with discounts from the single life annuity amount depending on the form of joint and survivor annuity selected. In the event of Mr. Stanzione’s termination of employment by the Company without cause, termination by him as a result of a material uncured breach of his employment agreement by the Company, or termination by him following a change of control and the diminution of his position, then Mr. Stanzione’s pension benefit cannot be lower than $33,333 per month.

Employment Contracts and Termination of
Employment and Change-in-Control Arrangements

Each of the named executive officers is covered by an employment agreement that provides certain termination benefits and contains customary non-competition and other provisions. The named executive officers are entitled to the benefits described below if their employment is terminated by the Company without cause (which is narrowly defined as gross misconduct, permanent disability, or commission of certain felonies), by the executive after a material uncured breach of the agreement by the Company, or after a change of control of the Company in the event the executive is terminated or resigns after a reduction in duties or benefits (except Mr. Margolis’ provision does not require a reduction of duties or benefits). These benefits include a multiple of base pay and annual bonus (either assuming the bonus criteria had been met or based on average bonus earned in the last two years), acceleration of unvested equity awards, and continuation of benefits for the period of the continuation of base salary. For Mr. Stanzione the multiple is three, for Messrs. Margolis and Potts, two, and for Messrs. Coppock and Lakin, one.

Bonus for Mr. Stanzione is the average of the three highest full-year bonuses during the five years preceding his termination date. Bonus for Mr. Margolis is the most recent bonus paid or payable prior to his termination date. The salary and bonus payments are lump sum for Messrs. Lakin, Potts and Coppock in the event of a termination associated with change of control and are otherwise paid as a continuation of salary and bonus for twelve months (twenty-four months in the case of Mr. Potts); and are paid as a continuation of salary and bonus over the three and two year applicable periods for Messrs. Stanzione and Margolis. The two and three year benefit levels for Messrs. Margolis, Potts and Stanzione are deemed appropriate because their positions are likely to be eliminated following a change of control and their positions are more difficult for them to replace.

The table below sets forth the approximate value of salary, bonus and accelerated stock which would be realized in the event of a change in control or termination without cause using the stock value on December 31, 2006.

Termination Benefit Table

					Accelerate	Estimated 280G Tax
	Years (1)	Salary	Bonus		Equity	Gross-ups (3)

Robert J. Stanzione	3	$650,000	$1,033,333		$2,636,395	$2,785,421
Lawrence A. Margolis	2	359,000	431,400		987,366	—
James D. Lakin	1	305,000	183,000	(2)	987,366	—
David B. Potts	2	305,000	183,000	(2)	987,366	—
Ronald M. Coppock	1	267,000	160,200	(2)	913,135	—

(1)	Represents the number of years benefits, salary and bonus are to be paid.

(2)	These bonus amounts reflect the target bonus for Messrs. Lakin, Potts and Coppock. Following a change in control, the bonus benefit would equal the average of the bonus for the prior two years, which was $267,200, $259,875, and $237,900, respectively.

(3)	Applicable only following a change in control and only for Messrs Stanzione and Margolis. The calculation is based on the five calendar years ended December 31, 2006 and assumes a change of control or termination during the current calendar year.

Nonqualified Compensation Table

	Aggregate Earnings in	Aggregate Balance at Last
Name	Last Fiscal Year ($)	Fiscal Year-End ($)

Robert J. Stanzione	72,097	608,393
Lawrence A. Margolis	20,876	331,133
James D. Lakin	61,627	431,203
David B. Potts	—	—
Ronald M. Coppock	3,038	70,731

The above table reflects the increase in value of the named executive’s account under the Company’s Non-Qualified Deferred Compensation arrangement during calendar year 2006. The amounts shown reflect dividends and interest and appreciation (or depreciation) in investments whether or not realized. The change in value reflects the performance of any of several mutual funds which may be selected by the executive. No performance enhancements or minimum return are provided by the Company. The Non-Qualified Deferred Compensation Arrangement was frozen in September of 2004. No employee contributions or Company matching contributions have been made since that time. The accounts themselves continue and earn in accordance with the results of the funds selected by the individual participant.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” section of this proxy statement with management and, based on such review and discussion, the Compensation Committee recommends to the Board of Directors that it be included in this proxy statement.

William H. Lambert, Chairman
Alex B. Best
John Anderson Craig

Notwithstanding anything to the contrary which is or may be set forth in any of the Company’s filings under the Securities Act of 1933 or the Exchange Act that might incorporate Company filings, including this proxy statement, in whole or in part, the preceding Compensation Committee Report shall not be incorporated by reference into any such filings.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The Company has adopted a related person transaction policy that governs the review, approval or ratification of covered related person transactions. Our Audit Committee manages this policy. The policy generally provides that we may enter into a related person transaction only if the Audit Committee approves or ratifies such transaction in accordance with the guidelines set forth in the policy and if the transaction is on terms and conditions that are reasonable under the circumstances and in the best interests of the shareholders.

Under the policy a “related party transaction” is one in which the Company is a participant and that, individually or taken together with related transactions, exceeds, or is reasonably likely to exceed, $100,000 in amount in any year and in which any of the following individuals (a “covered person”) has a direct or indirect material interest:

•	any director or executive officer;

•	any nominee for election as a director;

•	any securityholder who is known by the Company to own of record or beneficially more than 5% of any class of the Company’s voting securities; or

•	any immediate family member of any of the foregoing persons, including any child; stepchild; parent; stepparent; spouse; sibling; mother-, father-, son-, daughter-, brother-, or sister-in-law; and any person (other than a tenant or employee) sharing the same household.

For purposes of the policy, a material interest in a transaction shall not be deemed to exist when a covered person’s interest in the transaction results from (a) the covered person’s (together with his immediate family’s) direct or indirect ownership of less than a 10% economic interest in the other party to the transaction, and/or the covered person’s service as a director of the other party to the transaction, or (b) the covered person’s pro rata participation in a benefit received by him solely as a security holder.

A transaction is deemed to involve the Company if it involves a vendor or partner of the Company or any of its subsidiaries and relates to the business relationship between the Company or any of its subsidiaries and that vendor or partner.

There have been no related party transactions since the beginning of the 2006 fiscal year nor are there any such transactions proposed.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Ernst & Young LLP as the independent registered public accounting firm of the Company for the fiscal year ended December 31, 2007. Ernst & Young LLP also acted in such capacity during the fiscal year ended December 31, 2006. Representatives of Ernst & Young LLP, who are expected to be present at the meeting, will be given an opportunity to make a statement if they so desire and to respond to appropriate questions asked by stockholders. The fees billed by Ernst & Young LLP for the last two Company fiscal years were as follows, all of which were approved by the Audit Committee:

Audit Fees

Fees for audit services totaled $2,974,486 and $3,099,642 in 2006 and 2005, respectively, and include fees associated with the annual audits, the Sarbanes-Oxley Section 404 attestation, the reviews of the Company’s quarterly reports on Form 10-Q, other SEC filings, and audit consultations.

Audit-Related Fees

Fees for audit-related services totaled $505,371 and $148,652 in 2006 and 2005, respectively. Audit-related services include due diligence in connection with acquisitions, consultation on accounting and internal control matters, audits in connection with benefit plans, and audits in connection with consummated acquisitions.

Tax Fees

Fees for tax services including tax compliance, tax advice and tax planning totaled $79,298 and $73,196 in 2006 and 2005, respectively.

All Other Fees

Fees for all other services not included above were $0 for both 2006 and 2005.

Audit Committee Pre-approval Policy

The Audit Committee has adopted a policy that requires advance approval of all audit, audit-related, tax services, and other permissible non-audit services performed by the independent registered public accounting firm. Prior to engagement, the Audit Committee pre-approves independent registered public accounting firm services and fee amounts or ranges within each category. Either the independent registered public accounting firm or the Company’s Chief Financial Officer (or his designee) must submit to the Audit Committee requests for services to be provided by the independent registered public accounting firm. The Audit Committee may delegate pre-approval authority to one of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next meeting.

The Audit Committee requires the Company’s Internal Audit Director to report to the Audit Committee on a periodic basis the results of the Internal Audit Director’s monitoring of the independent registered public accounting firm’s performance of all services to the Company and whether the performance of those services was in compliance with the Audit Committee’s pre-approval policy. Both the Internal Audit Director and management are required to report immediately to the Audit Committee any breaches by the independent registered public accounting firm of the policy.

STOCKHOLDER PROPOSALS

Proposals of stockholders intended to be presented at the 2008 Annual Meeting of Stockholders must be received by the Company at its principal offices by December 15, 2007, in order to be considered for inclusion in the Company’s proxy statement and proxy relating to the 2008 Annual Meeting of Stockholders.

CONCLUSION

The Board of Directors knows of no other matters to be presented for stockholder action at the meeting. However, if other matters do properly come before the meeting, it is intended that the persons named in the proxies will vote upon them in accordance with their best judgment.

BY ORDER OF THE BOARD OF DIRECTORS

Lawrence A. Margolis, Secretary

April 9, 2007

APPENDIX A

ARRIS GROUP, INC.
2007 STOCK INCENTIVE PLAN

1. PURPOSE AND EFFECTIVE DATE.  ARRIS Group, Inc. (the “Company”) has established this 2007 Stock Incentive Plan (the “Plan”) to facilitate the retention and continued motivation of key employees, consultants and directors and to align more closely their interests with those of the Company and its stockholders. The effective date of the Plan shall be the date it is approved by the stockholders of the Company (the “Effective Date”). No grants shall be made under this Plan subsequent to ten (10) years after the Effective Date. This Plan will have no impact on the Company’s existing stock incentive plans or the awards outstanding thereunder.

2. ADMINISTRATION.  The Plan shall be administered by the Compensation Committee of the Company’s Board of Directors or such other Board committee consisting solely of independent directors (as determined by the Board or a committee thereof) as the Board may designate (the “Committee”). The Committee has the authority and responsibility for the interpretation, administration and application of the provisions of the Plan, and the Committee’s interpretations of the Plan, and all actions taken by it and determinations made by it, shall be binding on all persons. The Committee may authorize one or more officers to approve the awards of options and other rights to non-officers to the extent permitted by Section 157(c) of the Delaware General Corporation Law. No Board or Committee member shall be liable for any determination, decision or action made in good faith with respect to the Plan.

3. SHARES SUBJECT TO PLAN.  A total of 5,000,000 shares of Common Stock of the Company (“Shares”) may be issued pursuant to the Plan. The Shares may be authorized but unissued Shares or Shares reacquired by the Company and held in its treasury. Grants of incentive awards under the Plan will reduce the number of Shares available thereunder by the maximum number of Shares obtainable under such grants. If all or any portion of the Shares otherwise subject to an incentive award under the Plan are not delivered or do not vest for any reason including, but not limited to, the cancellation, expiration or termination of any option right or unit, the settlement of any award in cash, the forfeiture of any restricted stock, or the repurchase of any Shares by the Company from a participant for the cost of the participant’s investment in the Shares, such number of Shares shall be available again for issuance under the Plan. Notwithstanding the foregoing, Shares tendered (either actually or through attestation) to pay the option exercise price, shares withheld for the payment of withholding taxes and, shares and other awards repurchased by the Company from a person using proceeds from the exercise of awards by that person shall not return to the share reserve, and the determination of the number of Shares used in connection with stock-settled stock appreciation rights shall be based upon the number of Shares with respect to which the rights were based and not just the number of Shares delivered upon settlement. Shares issued in connection with awards that are assumed, converted or substituted pursuant to a merger or an acquisition shall reduce the share reserve. The number of Shares covered by or specified in the Plan and the number of Shares and the purchase price for Shares under any outstanding awards, may be adjusted proportionately by the Committee for any increase or decrease in the number of issued Shares or any change in the value of the Shares resulting from a subdivision or consolidation of Shares, reorganization, recapitalization, spin-off, payment of stock dividends on the Shares, any other increase or decrease in the number of issued Shares made without receipt of consideration by the Company, or the payment of an extraordinary cash dividend.

4. ELIGIBILITY.  All key employees, active consultants and directors of the Company and its subsidiaries are eligible to be selected to receive a grant under the Plan by the Committee. The Committee may condition eligibility under the Plan, and any grant or exercise of an incentive award under the Plan, on such conditions, limitations or restrictions as the Committee determines to be appropriate for any reason. No person may be granted in any period of two consecutive calendar years, awards covering more than 1,500,000 Shares. The maximum amount to be paid to any one person pursuant to performance units, in any calendar year, shall not exceed $2,000,000.

5. AWARDS.  The Committee may grant awards under the Plan to eligible persons in the form of stock options (including incentive stock options within the meaning of section 422 of the Code), stock grants, stock units, restricted stock, stock appreciation rights, performance shares and units and dividend equivalent rights, and shall

A-1

establish the number of Shares subject to each such grant and the terms thereof, including any adjustments for reorganizations and dividends, subject to the following:

(a) All awards granted under the Plan shall be evidenced by agreements in such form and containing such terms and conditions not inconsistent with the Plan as the Committee shall prescribe.

(b) The exercise price of any option or stock appreciation right shall not be less than the fair market value of a corresponding number of Shares as of the date of grant, except options or stock appreciation rights being granted to replace options or rights not initially granted by the Company or its predecessors may be granted with exercise prices that in the judgment of the Committee result in options or rights having comparable value to the options or rights being replaced. The maximum term on options and stock appreciation rights shall not exceed ten (10) years.

(c) Options and stock appreciation rights shall vest over a minimum of three years (and shall vest no more quickly than ratably), and all other awards shall have a minimum vesting or holding period of three years, provided that (i) awards that are issued in connection with mergers and acquisitions may have vesting and holding periods that are the same as any awards that they are replacing or otherwise as deemed appropriate by the Committee, and (ii) a vesting or holding period may be reduced as a result of death, disability, retirement, a merger or sale, termination of employment or other extraordinary event. In the absence of an extraordinary event, the vesting and holding restrictions applicable to an award shall not be reduced or otherwise waived.

(d) No more than 2,000,000 of the Shares may be awarded in a form other than options or stock appreciation rights. The aggregate number of Shares with respect to which incentive stock options may be issued under the Plan shall not exceed 4,000,000.

(e) No option may be repriced by amendment, substitution or cancellation and regrant, unless authorized by the stockholders. Adjustments pursuant to Section 3 above shall not be considered repricing.

(f) When issuing performance shares or units performance criteria may include: revenue; earnings before interest, taxes, depreciation and amortization (EBITDA); cash earnings (earnings before amortization of intangibles); operating income; pre- or after-tax income; earnings per share, net cash flow; net cash flow per share; net earnings; return on equity; return on total capital; return on sales, return on net assets employed, return on assets; economic value added (or an equivalent metric); share price performance; total shareholder return; improvement in or attainment of expense levels; and improvement in or attainment of working capital levels. Performance criteria may be related to a specific customer or group of customers or geographic region. Performance criteria may be measured solely on a corporate, subsidiary or division basis, or a combination thereof. Performance criteria may reflect absolute entity performance or a relative comparison of entity performance to the performance of a peer group of entities or other external measure of the selected performance criteria. Profit, earnings and revenues used for any performance goal measurement may exclude any extraordinary or nonrecurring items.

(g) All awards may be settled in cash, shares or deferred delivery, as authorized by the Committee.

(h) Shares granted from the plan may be used as form of payment for compensation, grants or rights earned or due under other Company plans or arrangements.

6. AMENDMENT OF THE PLAN.  The Board of Directors or the Committee may from time to time suspend, terminate, revise or amend the Plan or the terms of any grant in any respect whatsoever, provided that, without the approval of the stockholders of the Company, no such revision or amendment may increase the number of Shares subject to the Plan, change the provisions of Section 5 above, or expand those eligible for grants under the Plan.

7. GENERAL.  The laws of the State of Delaware shall apply to the Plan. Nothing herein shall restrict the Board from exercising the authority granted hereunder to the Committee or otherwise from exercising its fiduciary duties.

A-2

(RECYCLE LOGO)

DETACH PROXY CARD HERE Mark, Sign, Date and Return x the Proxy Card Promptly Using the Enclosed Envelope. Votes must be indicated (x) in Black or Blue ink. The Board of Directors recommends that the shareholders vote in favor of Proposals 1,2,3 and 4. FOR AGAINST ABSTAIN x 1. Election of the following nominees as directors: 3. Approval of the retention of Ernst & Young LLP as independent registered public accounting firm. x x x x x Nominees: Alex B. Best, Harry L. Bosco, John Anderson Craig, Matthew B. Kearney, x William H. Lambert, John R. Petty, Robert J. Stanzione. x x x 4. In their discretion, such other matters as may properly come before FOR ALL NOMINEES WITHHOLD AUTHORITY *EXCEPTIONS x x x x x x x x x the meeting or at any adjournments thereof. x x x (INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below.) *Exceptions ___FOR AGAINST ABSTAIN x 2. Approval of the 2007 Stock Incentive Plan x x x x x x S C A N L I N E NOTE: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, administrator, trustee or guardian, please give full title as such. Date Share Owner sign here Co-Owner sign here

ARRIS GROUP, INC. PROXY SOLICITED BY AND ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints Robert J. Stanzione, Lawrence A. Margolis and David B. Potts, and each of them (with full power of substitution in each) proxies of the undersigned to vote at the annual meeting of ARRIS Group, Inc. to be held at 10:00 a.m., Eastern Time, May 24, 2007, at the Company’s corporate headquarters, 3871 Lakefield Drive, Suwanee, Georgia, and at any adjournments thereof, all of the shares of Common Stock of ARRIS Group, Inc. in the name of the undersigned on the record date. This proxy when properly executed will be voted in the manner directed by the undersigned stockholder. If no direction is made, this proxy will be voted for the election of all nominees named in Proposal 1 and in favor of Proposals 2, 3, and 4 as set forth on the reverse side of this proxy. (Continued and to be dated and signed on the reverse side.) x PLEASE CHECK BOX IF YOU INTEND x x x COMMENTS / ADDRESS CHANGE: TO BE PRESENT AT MEETING PLEASE MARK COMMENT / ADDRESS BOX x ARRIS GROUP, INC. P.O. BOX 11340 COMMENT/ADDRESS CHANGE x x x NEW YORK, N.Y. 10203-0340 Please mark this box if you have written a comment/address change x